Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Consulting Agreement”) is entered into as of  May 15, 2006 by and between ARTISTdirect, Inc., a Delaware corporation (the “Company”), WNT Consulting Group, a California limited liability company (“Consulting Company”), and Eric Pulier, an individual (“Consultant”).

RECITALS

A.                                    Consultant is a member of the Company’s Board of Directors (“Board”).

B.                                    Consultant currently provides consulting services to the Company outside the scope of ordinary Board services.

C.                                    Consulting Company is wholly-owned by Consultant.

D.                                    In order to provide for the continued availability of Consultant’s services to the Company, the Company, Consulting Company and Consultant have agreed to enter into this Consulting Agreement.

E.                                      The Company’s management considers it in the best interests of the Company to foster the continued availability of Consultant, and Consultant agrees to provide services to the Company and its subsidiaries, in accordance with the terms hereof.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

1.                                      Consulting Services; Duties. During the Term (as defined in Section 6 below), Consultant shall make himself available to provide consulting services to the Company and its subsidiaries, as set forth on Exhibit A. Consultant will comply with the Company’s rules and policies relating to workplace conduct and security while at the Company’s premises. Consultant shall not remove any property of the Company or any third party from the Company’s premises without the prior written consent of an executive officer of the Company.

2.                                      Signing Bonus; Base Compensation.

(a)                                  Consultant shall receive a one-time signing bonus (“Signing Bonus”), as set forth on Exhibit A.

(b)                                 During the Term, Consultant’s monthly base fee (“Base Fee”) will be as set forth on Exhibit A.

3.                                      Bonus. Consultant may be eligible to receive a non-discretionary and discretionary bonus in addition to the Signing Bonus and Base Fee, both as set forth on Exhibit A (collectively, the “Bonus”).

4.                                      Stock Options. Consultant agrees to waive, and shall not be entitled to receive, any and all stock options and other stock-based compensation granted to outside members of the Board during the Term.

5.                                      Reimbursement; Benefits.

(a)                                  The Company agrees to reimburse Consultant for reasonable and necessary out-of-pocket expenses incurred during the Term related to performance of Consultant’s duties under this Consulting Agreement, to the extent such expenses are approved by an executive officer of the Company in advance. Reimbursement is subject to Consultant providing the Company with copies of satisfactory documentation in sufficient detail to allow the Company to confirm the business nature of the expenses and to claim applicable deductions.

(b)                                 Except as required by applicable law, the Company shall have no obligation to provide any benefits to Consultant during the Term.

6.                                      Term. The term (the “Term”) of this Consulting Agreement shall commence as January 1, 2006 (the “Effective Date”) and shall terminate on the one (1) year anniversary thereof; provided that the Term may end earlier in accordance with Section 9 below; provided further that the Term shall automatically renew for successive periods of one (1) year each, unless any party delivers written notice to the other parties of its intention not to renew the Term for such successive one (1) year period no later than thirty (30) days prior to the commencement of any such renewal period.

7.                                      Rights to Works. In return for the consideration described herein, Consulting Company and Consultant agree as follows:

(a)                                  All inventions, trade secrets, ideas, recordings, original works of authorship or other work product of any kind that Consultant conceives, develops, discovers or makes in whole or in part in the course or scope of his services or other engagement, and contributions thereto (hereinafter referred to as “Work Product”) shall belong solely and exclusively to the Company. The Company shall have the perpetual and exclusive right to use, exhibit, distribute, or license throughout the universe, any Work Product or part thereof in which Consultant’s services with the Company are utilized in all forms of audio, visual, textual, digital, electronic or other distribution that are now known or may hereafter exist, and otherwise exploit such Work Product in such media, forums and for such uses throughout the universe as it deems appropriate. All revenues derived by the Company from the use, exhibition, distribution, licensing, or other exploitation of such Work Product shall be the sole and exclusive property of the Company.

(b)                                 To the extent that Work Product is considered: (i) a contribution to collective works and/or (ii) a part or component of audiovisual works, the parties hereby expressly agree that  Work Product shall be considered “works made for hire” under the United States Copyright Act of 1976, as amended (17 U.S.C. Section 101 et seq.). In accordance therewith, the sole right of copyright in and to the Work Product shall belong exclusively to the Company in perpetuity. To the extent that the Work Product is deemed a work other than a contribution to a collective work and/or a part or component of an audiovisual work, Consultant hereby irrevocably assigns and transfers to the Company to the maximum extent permitted by law all right, title and interest in the Work Product, including but not limited to, all copyrights, patents, trade secret rights, and other proprietary rights in or relating to the Work Product. At the Company’s reasonable written request and sole expense, Consultant shall execute, verify, acknowledge, deliver and file any and all formal assignments, recordations and any and all other documents that the Company may prepare to give effect to the provisions of this Consulting Agreement. In furtherance of the foregoing, Consultant hereby and irrevocably constitutes and appoints the Company, with full power of substitution, to be Consultant’s true and lawful attorney, in his name, place, and stead, to execute, acknowledge, swear to, and file all instruments, conveyances, certificates, agreements, and other documents, and to take any action which may be necessary or appropriate to effect the provisions of this Section 7. The powers of attorney granted herein shall be deemed to be coupled with an interest and shall be irrevocable.

(c)                                  It is understood that the rights granted to the Company in this Section 7 shall continue in effect after the termination or expiration of this Consulting Agreement and when Consultant is no longer a member of the Board.

(d)                                 All provisions of this Consulting Agreement relating to the assignment by Consultant of any invention or innovation are subject to the provisions of California Labor Code Sections 2870, 2871 and 2872. In accordance with Section 2870 of the California Labor Code, the obligation to assign as provided in this Consulting Agreement does not apply to an invention or innovation that Consultant developed entirely on his own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (i) relate to either (A) the business of the Company or any of its subsidiaries at the time of conception or reduction to practice of the invention, or (B) actual or demonstrably anticipated research or development of the Company or any of its subsidiaries; or (ii) result from any work performed by Consultant for the Company or any of its subsidiaries. A copy of California Labor Code Sections 2870, 2871 and 2872 is attached to this Consulting Agreement as Exhibit B.

(e)                                  Consultant shall disclose all inventions and innovations to the Company, even if he does not believe that he is required under this Consulting Agreement, or pursuant to California Labor Code Section 2870, in order to assign his interest in such invention or innovation to the Company. If Consultant and the Company disagree as to whether or not an invention or innovation is included within the terms of this Consulting Agreement, it will be Consultant’s responsibility to prove that it is not included.

8.                                      Covenant Not to Compete or Solicit.

(a)                                  Beginning on the date hereof and ending on the earlier of: (i) April 1, 2007, or (ii) the date of termination of Consultant’s services with the Company by the Company (the “Non-Competition Period”), Consulting Company and Consultant shall not (other than on behalf of the Company), without the prior written consent of the Company, engage in a Competitive Business Activity (as defined below) anywhere in the Restricted Territory (as defined below). For all purposes hereof, the term “Competitive Business Activity” shall mean: (i) engaging in, or managing or directing persons engaged in any business in competition with the Company’s MediaDefender, Inc. anti-piracy services; (ii) acquiring or having an ownership interest in any entity that derives revenues from any business in competition with the Competitive Business Activity (except for passive ownership of three percent (3%) or less of any entity whose securities are publicly traded on a national securities exchange or market or five percent (5%) or less of any entity whose securities are not publicly traded on a national securities exchange or market); or (iii) participating in the operation or control of any firm, partnership, corporation, entity or business (each, an “Entity”) described in clause (ii) of this sentence; provided, however, that Consulting Company or the Consultant shall not be deemed to be engaging in a Competitive Business Activity solely because Consulting Company or the Consultant is employed by, or serves as an independent contractor to, an Entity that engages in a Competitive Business Activity if (i) Consulting Company or the Consultant is employed in, serves as an independent contractor to or is otherwise associated with a division of such Entity other than the division engaged in a Competitive Business Activity (a “Competing Division”) or (ii) the Consulting Company or the Consultant does not provide technical, marketing or other assistance to a Competing Division. For all purposes hereof, the term “Restricted Territory” shall mean in any State of the United States of America, or in any foreign country in which the Company or an affiliate or subsidiary of the Company is conducting such Competitive Business Activity.

(b)                                 During the Non-Competition Period, neither Consulting Company nor Consultant shall solicit, encourage or take any other action which is intended to induce or encourage, or could reasonably be expected to have the effect of inducing or encouraging, any employee of the Company or any of its subsidiaries to terminate his or her employment with the Company or its subsidiaries; provided, however, that any general solicitation of employees not specifically targeted to the Company’s employees shall not be deemed a violation of this Section 8(b).

(c)                                  The covenants contained in Section 8(a) hereof shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the Restricted Territory. The parties acknowledge that the Competitive Business Activity is and will be national and international in scope and thus the covenants in this Section 8 would be particularly ineffective if the covenants were to be limited to a particular geographic area of the United States. If any court of competent jurisdiction at any time deems the Non-Competition Term unreasonably lengthy, or the Restricted Territory unreasonably extensive, or any of the covenants set forth in Section 8 not fully enforceable, the other provisions of Section 8, and this Consulting Agreement in general, will nevertheless stand and to the fullest extent consistent with law continue in full force and effect, and it is the intention and desire of the parties that the court treat any provisions of this Consulting Agreement which are not fully enforceable as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable and that the court enforce them to such extent (for example, that the Restricted Term be deemed to be the longest period permissible by law, but not in excess of the length provided for in Section 8(a), and the Restricted Territory be deemed to comprise the largest territory permissible by law under the circumstances, but not in excess of the territory provided for in Section 8(a)).

9.                                      Termination.

(a)                                  The Company shall have the right, upon written notice to Consulting Company and Consultant, to immediately terminate this Consulting Agreement and Consultant’s services with the Company for “Cause.”  Upon such termination, Consultant will have no further right to compensation under Section 2 or Exhibit A other than any such amounts of Base Fee that have accrued but have not been paid at the date of termination, payment of the Non-Discretionary Bonus (to the extent such payment is provided for in Exhibit A) and payment of any unpaid portion of the Signing Bonus. For purposes of this Consulting Agreement only, “Cause” shall mean the determination by the Company in the exercise of its sole discretion, of any of the following:  (i) Consultant’s financial dishonesty, including, without limitation, misappropriation or embezzlement of the funds or property of the Company or any subsidiary or affiliate, falsification of any Company or subsidiary of affiliate documents or records or any unauthorized attempt by Consultant to take any business or business opportunities of the Company or any subsidiary or affiliate for Consultant’s own personal gain; (ii) Consultant’s unauthorized or improper use or disclosure of the Company or any subsidiary or affiliate’s confidential or proprietary information; (iii) any action by Consultant that has or is reasonably likely to have a material detrimental or adverse effect on the Company or any subsidiary or affiliate’s reputation, business or prospects; (iv) Consultant’s failure or inability to perform any material duties contemplated by this Consulting Agreement; (v) negligent, reckless or willful misconduct in performance of Consultant’s duties; (vi) any material breach by Consultant of any agreement between Consultant and the Company or any subsidiary or affiliate; (vii) Consultant’s conviction (including any plea of guilty or nolo contendere) of any felony or the commission of any other material act or material omission involving dishonesty, disloyalty or fraud with respect to the Company, its subsidiaries or affiliates, any customer, supplier or other material business relations; or (viii) a material violation by Consultant of the Company policies, including, without limitation, policies on prohibition of unlawful harassment and insider trading.

(b)                                 The Company shall have the right to terminate this Consulting Agreement and to terminate Consultant’s services with the Company after the occurrence, and during the continuance, of any “Disability” upon thirty (30) days written notice to Consulting Company and Consultant. For purposes of this Consulting Agreement only, “Disability” means Consultant’s incapacity to perform the essential functions of his duties with or without reasonable accommodation as required hereunder for sixty (60) days or more within any period of one hundred eighty (180) consecutive days because of mental or physical condition, illness or injury, consistent with applicable state and federal law. In the event of any dispute regarding the existence of Consultant’s Disability, the matter shall be resolved by the determination of a physician qualified to practice medicine in the State of California, selected by the Company and reasonably approved by Consultant. For this purpose, Consultant will submit to appropriate medical examinations.

(c)                                  This Consulting Agreement shall automatically terminate upon the event of Consultant’s death.

10.                               Consultant’s Tax Obligations;  Insurance Coverage. All fees, compensation, payments and other benefits payable or provided under this Consulting Agreement shall be construed to include local, state or federal sales, use, excise, personal property or other similar taxes or duties, and any such taxes shall be assumed and paid for by Consultant. Consultant shall be solely responsible for and shall make proper and timely payment of any withholding or other taxes, such as Consultant’s estimated state and federal income taxes, employment taxes and self-employment taxes. Consulting Company shall maintain appropriate insurance coverage, as may be required by applicable law, in each case, for the benefit of Consultant. Consultant will indemnify and hold the Company harmless from and against any and all claims, damages, liabilities, losses, costs and expenses, including, without limitation, legal expenses and reasonable counsel fees, relating to any breach, or any allegation which if true would evidence a breach, by Consultant of any warranty, representation or agreement made by Consultant in this Consulting Agreement.

11.                               Securities Laws; Insider Trading Policies.

(a)                                  Consultant agrees to comply with all provisions of the securities laws of the United States, including, but not limited to Section 16 of the Securities Exchange Act of 1934, as amended.

(b)                                 To the extent Consultant resigns from the Board during the Term, Consultant agrees that he shall execute a mutually agreeable confidentiality agreement which shall prohibit, among other things, disclosure by Consultant of confidential information pertaining to the Company in violation of Regulation FD.

(c)                                  Consultant agrees to comply with all provisions of the Company’s insider trading policy.

12.                               Equitable Relief. Consulting Company and Consultant acknowledge that any breach or threatened breach by Consulting Company or Consultant of the provisions of Sections 7 or 8 of this Consulting Agreement will result in immediate and irreparable to the Company, for which there will be no adequate remedy at law, and that the Company will be entitled to equitable relief to restrain Consulting Company and Consultant from violating these Sections, and/or to compel Consulting Company and Consultant to perform its obligations thereunder, without posting bond or other security. Notwithstanding anything contained herein to the contrary, the parties shall be entitled to seek a temporary restraining order for alleged an alleged breach or threatened breach of Sections 7 or 8 of this Consulting Agreement pursuant to California Code of Civil Procedure Section 1281.8.

13.                               Complete Agreement; Amendment; Waiver. This Consulting Agreement is the complete agreement and understanding between the parties with respect to its subject matter and supersedes any prior understandings, agreements or representations, written or oral, which may relate to the subject matter hereof in any way. The provisions of this Consulting Agreement may be amended or waived only with the prior written consent of the Company, Consulting Company and Consultant, and no course of conduct or failure or delay in enforcing the provisions of this Consulting Agreement shall affect the validity, binding effect or enforceability of this Consulting Agreement.

14.                               Counterparts. This Consulting Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

15.                               Successors and Assigns. This Consulting Agreement is intended to bind and inure to the benefit of and be enforceable by all the parties and their respective heirs, successors and assigns, except that Consultant may not assign his rights or delegate his obligations hereunder.

16.                               Choice of Law. This Consulting Agreement is made and entered into, and shall be interpreted and construed in accordance with the laws of, the State of California.

17.                               Dispute Resolution. The parties agree that any disputes related to this Consulting Agreement, or otherwise related to services provided by Consultant to the Company, shall be submitted to binding arbitration in accordance with the employment arbitration rules of American Arbitration Association (“AAA”) by a single impartial arbitrator. The arbitration shall take place in the County of Los Angeles, California, and all parties agree to submit to the jurisdiction of the arbitrator selected in accordance with AAA’s rules and procedures. The parties agree that the arbitration procedure provided for in this section will be the exclusive avenue of redress for any disputes relating to or arising from this Consulting Agreement or otherwise related to Consultant’s service with the Company, and that the award of the arbitrator shall be final and binding on all parties, and nonappealable. The arbitrator shall have discretion to award monetary and other damages, or no damages, and to fashion such other relief as the arbitrator deems appropriate, in accordance with applicable law. The arbitrator shall also have discretion to award the prevailing party reasonable costs and attorneys’ fees incurred in bringing or defending an action under this provision, in accordance with applicable law. THE PARTIES ACKNOWLEDGE AND AGREE THAT BY AGREEING TO ARBITRATE THE DISPUTES COVERED BY THIS SECTION 17, THEY ARE WAIVING ANY RIGHT TO BRING AN ACTION AGAINST THE OTHER IN A COURT OF LAW, EITHER STATE OR FEDERAL, AND ARE WAIVING THE RIGHT TO HAVE CLAIMS AND DAMAGES, IF ANY, DETERMINED BY A JURY WITH RESPECT TO SUCH DISPUTES. Notwithstanding the foregoing, the parties shall be entitled to seek a provisional remedy, including, but not limited to, a temporary restraining order pursuant to California Code of Civil Procedure Section 1281.8 before or during arbitration.

18.                               Notices. Any notice or communication required or permitted by this Consulting Agreement shall be deemed sufficiently given if in writing and, if delivered personally, when it is delivered or, if delivered in another manner, the earlier of when it is actually received by the party to whom it is directed or when the period set forth below expires (whether or not it is actually received):  (i) if deposited with the U.S. Postal Service, postage prepaid, and addressed to the party to receive it as set forth below, forty-eight (48) hours after such deposit as registered or certified mail; or (ii) if accepted by Federal Express or a similar delivery service in general usage for delivery to the address of the party to receive it as set forth next below, twenty-four (24) hours after the delivery time promised by the delivery service.

IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the date first written above:

COMPANY:

ARTISTDIRECT, INC.

/s/ Robert N. Weingarten
By:	Robert N. Weingarten
Its:	Chief Financial Officer
Address:	1601 Cloverfield Boulevard, Suite 400 South
Santa Monica, California 90404-4082

CONSULTING COMPANY:

WNT Consulting Group, LLC

/s/ Eric Pulier
By:	Eric Pulier
Its:	Director
Address:	12366 Ridge Circle
Los Angeles, CA 90049

CONSULTANT:

/s/ Eric Pulier
Eric Pulier
Address:	12366 Ridge Circle
Los Angeles, CA 90049

Exhibit A

Duties:

Consultant will provide consulting and advisory services outside of the ordinary course of what is provided by other members of the Company’s Board (excluding the Company’s employee directors), with respect to the business and operations of the Company and its subsidiaries (including MediaDefender, Inc.). Specific duties will be as mutually determined by Consultant and the Company’s Chief Executive Officer.

Consultant shall report directly to the Company’s Chief Executive Officer, Chief Operating Officer and President, subject to modification by the Company’s Chief Executive Officer. Senior executive officers of MediaDefender, Inc. shall be entitled to contact Consultant directly and to request any information, work product or other business ideas or strategies generated by Consultant during the Term.

Signing Bonus; Base Fee:	Signing Bonus equal to $50,000, payable in equal installments of $25,000 in the third and fourth fiscal quarter of 2006.

Commencing as of the Effective Date, monthly payments equal to $10,000. Such payments shall commence on June 1, 2006 and all amounts accrued for services rendered since the Effective Date shall be paid to Consultant on or prior to December 31, 2006.

Non-Discretionary Bonus:

So long as Consultant has continued to provide consulting services through such date in accordance with the Consulting Agreement, a $25,000 Bonus payable on December 31, 2006, unless Consultant unilaterally exercises termination right under Section 6 of the Consulting Agreement.

The Non-Discretionary Bonus (if earned and payable) shall be paid on the ninety-first (91st) day following the end of the Company’s then current fiscal year end (e.g., April 1).

Discretionary	Consultant may be entitled to Discretionary Bonus amounts, as set forth below:
Bonus:
A. $50,000- For successful organization of artist managers and legal representation to educate the sector on incorporating anti-piracy clauses in artist contracts.

B. $50,000- For successful organization of industry advisory board, and for a Company executive officer or Consultant taking a personal leadership role in running the advisory board meetings toward the creation of end-state requirements.

C. $50,000- For successful creation of a joint venture for the Company with Beverly Hills Film Festival (“BHFF”) to create the BHFF online, leveraging the existing infrastructure of the UBL website.

D. $50,000- For successful creation of a database technology for the Company that can review massive amounts of peer-to-peer activities to deduce trends and predict popularity of upcoming music artists—virtual A&R.

For Consultant to be eligible to receive the Discretionary Bonus amounts referenced above, Consultant must be actively involved in the creation and execution of strategies necessary for the Company to achieve items A-D above, as applicable. Any discretionary bonus amounts earned during the Term shall be paid on the thirtieth (30th) day following achievement, but shall remain subject to final approval by the Compensation Committee of the Board, upon consultation with the Company’s Chief Executive Officer.

Form of Compensation:

The Signing Bonus and Base Fee referenced above will be paid by the Company in cash; however, up to fifty percent (50%) of the Signing Bonus and Base Fee may be paid in such other form as mutually agreed to by Consultant and the Company.

All Bonus amounts referenced above shall be payable in cash or such other form as mutually agreed to by Consultant and the Company.

Any issuances of the Company’s common stock made in lieu of cash compensation will be based on the closing sales price of the Company’s common stock on the date of such issuance (which date will generally occur during the four week “window” periods following the publication of the Company’s quarterly and annual financial results).

If the Company determines it to be reasonably necessary, the Company may defer any cash payments owed pursuant to this Consulting Agreement for a period of up to ninety (90) days.

Exhibit B

California Labor Code Sections 2870, 2871 and 2872

SECTION 2870

(a)                                  Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

i.                                          Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

ii.                                       Result from any work performed by the employee for the employer.

(b)                                 To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

SECTION 2871

No employer shall require a provision made void and unenforceable by Section 2870 as a condition of employment or continued employment. Nothing in this article shall be construed to forbid or restrict the right of an employer to provide in contracts of employment for disclosure, provided that any such disclosures be received in confidence, of all of the employee’s inventions made solely or jointly with others during the term of his or her employment, a review process by the employer to determine such issues as may arise, and for full title to certain patents and inventions to be in the United States, as required by contracts between the employer and the United States or any of its agencies.

SECTION 2872

If an employment agreement entered into after January 1, 1980, contains a provision requiring the employee to assign or offer to assign any of his or her rights in any invention to his or her employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention which qualifies fully under the provisions of Section 2870. In any suit or action arising thereunder, the burden of proof shall be on the employee claiming the benefits of its provisions.